                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-125242


PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated July 28, 2005)



               (FAR EAST ENERGY LOGO) FAR EAST ENERGY CORPORATION

                                      -- PARTNERS IN CLEAN ENERGY



                        30,247,340 SHARES OF COMMON STOCK

         Attached hereto and incorporated by reference is our Current Report on Form 8-K filed on September 26, 2005. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, dated July 28, 2005, with respect to the resale of 30,247,340 shares of common stock by the selling stockholders named therein, including any amendments or supplements thereto.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS TO READ ABOUT THE RISKS YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON STOCK.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS SEPTEMBER 26, 2005.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934


      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): SEPTEMBER 20, 2005


                           FAR EAST ENERGY CORPORATION
                           ---------------------------
             (Exact name of registrant as specified in its charter)


                                     NEVADA
                                     ------
                 (State or other jurisdiction of incorporation)

         0-32455                                                       88-0459590
         -------                                                       ----------
(Commission File Number)                             (IRS Employer Identification Number)


        400 N. SAM HOUSTON PARKWAY EAST, SUITE 205, HOUSTON, TEXAS 77060
        ----------------------------------------------------------------
                    (Address of principal executive offices)


                                 (832) 598-0470
                                 --------------
              (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

In connection with the private placement described below under Item 3.02, on September 20, 2005, Far East Energy Corporation (the "Company") entered into a registration rights agreement (the "Registration Rights Agreement") for the benefit of the investors in the private placement. The Registration Rights Agreement provides, among other things, that with respect to the common stock purchased by the investors, the Company will prepare and file a registration statement with the Securities and Exchange Commission within 60 days and that the Company will use reasonable efforts to list or include the Company's common stock on The American Stock Exchange within 180 days.

The above discussion of the Registration Rights Agreement is a summary description of certain terms and conditions of the Registration Rights Agreement and is qualified in its entirety by the terms and conditions of the Registration Rights Agreement. For complete descriptions of the rights and obligations summarized in this report, reference must be made to the Registration Rights Agreement.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

On September 20, 2005, the Company accepted subscription agreements for the purchase of 12,111,111 shares of common stock offered in a private placement for total gross proceeds of $10,900,000. Attached hereto as Exhibit 99.1 is a press release issued by the Company dated September 26, 2005, which is incorporated herein by reference. The securities were offered and sold to investors in a private placement transaction made in reliance upon exemption from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Act"), pursuant to Rule 506 of Regulation D promulgated thereunder.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

      Exhibit
      Number            Description
      -------           -----------

      99.1              Press Release issued on September 26, 2005.

                                   SIGNATURES

         Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 26, 2005

                                             FAR EAST ENERGY CORPORATION


                                             By: /s/ Bruce N. Huff
                                                 -----------------
                                                 Bruce N. Huff
                                                 Chief Financial Officer

                                INDEX TO EXHIBITS

         Exhibit
         Number            Description
         -------           -----------

         99.1              Press Release issued on September 26, 2005.

                                       3